UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2026

PROCACCIANTI HOTEL REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-56272	81-3661609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1140 Reservoir Avenue
Cranston, Rhode Island	02920-6320
(Address of principal executive offices)	(Zip Code)

(401) 946-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 7.01. Regulation FD Disclosure.

Press Release

On June 12, 2026, Procaccianti Hotel REIT, Inc. (the “Company”) issued a press release announcing the calculation of an estimated value per share for shares of the Company’s common stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 8.01. Other Events.

Determination of Estimated Per Share NAVs

On June 11, 2026, the board of directors (the “Board”) of the Company, at the recommendation of the Audit Committee of the Board (the “Committee”), comprised solely of independent directors, approved and established an estimated per share net asset value (“NAV”) for the Company’s Class K-I common stock (“K-I Shares”), the Company’s Class K common stock (“K Shares”), the Company’s Class A common stock (“A Shares”) and the Company’s Class B capital stock (“B Shares”). As of March 31, 2026, there were no shares of the Company’s Class K-T common stock (“K-T Shares”) outstanding, so no estimated per share NAV was determined for the K-T Shares. The Estimated Per Share NAVs (as defined below) are based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of March 31, 2026 (the “Valuation Date”). The Company is providing the Estimated Per Share NAVs to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2231, with respect to customer account statements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) in April 2013 (the “IPA Valuation Guideline”), in addition to guidance from the SEC. The Company believes that there were no material changes between the Valuation Date and the date of this filing that would impact the Estimated Per Share NAVs. The Company continues to monitor the impact that inflation, prevailing interest rates and movements in capitalization rates may have on its assets, and on the U.S. and global economies. Therefore, although the Company has published an updated Estimated Per Share NAV on an annual basis, the Company may update its Estimated Per Share NAV sooner if the Company believes that such Estimated Per Share NAV has been materially adversely impacted.

The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s Estimated Per Share NAVs, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

The Estimated Per Share NAVs were determined after consultation with the Company’s advisor, Procaccianti Hotel Advisors, LLC (the “Advisor”), and Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared appraisal reports (collectively, the “Appraisal Reports”) that summarized key information and assumptions and provided an appraised value for each of the five properties (collectively, the “Appraised Properties”) in the Company’s portfolio as of March 31, 2026. Stanger also prepared a NAV report (the “NAV Report”) that estimates the NAV per share of each of the Company’s K-I Shares, K Shares, A Shares, and B Shares. The NAV Report relied upon: (i) the Appraisal Reports for the Appraised Properties; (ii) Stanger’s estimate of the Company’s secured notes payable; (iii) the Advisor’s estimate of a seven percent per annum dividend rate on a stated value of $10.00 per share due to holders of K Shares, K-I Shares and K-T Shares as of March 31, 2026 (the “K Share Hurdle”); and (iv) the Advisor’s estimate of the value of the Company’s other assets and liabilities, to calculate each of the Estimated Per Share NAVs of the Company’s common and capital stock, and such other reviews as deemed necessary by Stanger. The process for estimating the value of the Company’s assets and liabilities was performed in accordance with the provisions of the IPA Valuation Guideline.

Upon the Committee’s receipt and review of the Appraisal Reports and the NAV Report (collectively, the “Reports”), the Committee recommended to the Board: (i) $10.17 as the estimated per share NAV per K-I Share (the “K-I Estimated Per Share NAV”); (ii) $10.17 as the estimated per share NAV per K Share (together with the K-I Estimated Per Share NAV, the “K Share Estimated Per Share NAVs”); (iii) $5.91 as the estimated per share NAV per A Share (the “A Share Estimated Per Share NAV”); and (iv) $0.00 as the estimated per share NAV per B Share (collectively with the K Share Estimated Per Share NAVs and the A Share Estimated Per Share NAV, the “Estimated Per Share NAVs”), each as of March 31, 2026. Upon the Board’s receipt and review of the Appraisal Reports and recommendation of the Committee, the Board approved the foregoing values as the Company’s Estimated Per Share NAVs.

The table below sets forth the calculation of the Company’s Estimated Per Share NAVs as of March 31, 2026, as well as the comparable calculation as of March 31, 2025. Certain amounts are reflected net of noncontrolling interests, as applicable.

Components of NAV	March 31, 2026	March 31, 2025
Real Estate	$127,050,000	$125,420,000
Mortgage Notes Payable	(67,175,984)	(64,805,298)
Other Assets	10,398,757	10,137,295
Other Liabilities	(5,149,920)	(4,784,428)
Noncontrolling Interest	(6,602,004)	(6,774,185)
Net Asset Value	$58,520,850	$59,193,384

Components of NAV by Share Class
Class K-I Shares
Accrued Unpaid Distributions	$251,480	$245,857
Liquidation Preference	14,429,689	14,094,032
Remaining Distribution Allocation	0	0
Net Asset Value	14,681,169	14,339,889
Shares Outstanding	1,442,969	1,409,403
NAV Per Share	$10.17	$10.17

Class K Shares
Accrued Unpaid Distributions	$662,560	$667,598
Liquidation Preference	39,743,768	40,033,532
Remaining Distribution Allocation	0	0
Net Asset Value	40,406,328	40,701,131
Shares Outstanding	3,974,377	4,003,353
NAV Per Share	$10.17	$10.17

Class A Shares
Accrued Unpaid Distributions	$712,946	$2,694,031
Liquidation Preference	2,720,407	1,458,333
Remaining Distribution Allocation	0	0
Net Asset Value	3,433,353	4,152,364
Shares Outstanding	581,410	581,410
NAV Per Share	$5.91	$7.14

Class B Shares
Accrued Unpaid Distributions	$0	$0
Liquidation Preference	0	0
Remaining Distribution Allocation	0	0
Net Asset Value	0	0
Shares Outstanding	125,000	125,000
NAV Per Share	$0.00	$0.00

Totals
Accrued Unpaid Distributions	$1,626,986	$3,607,487
Liquidation Preference	56,893,864	55,585,897
Remaining Distribution Allocation	0	0
Net Asset Value	$58,520,850	$59,193,384

The Estimated Per Share NAV of each of the Company’s classes of capital stock is calculated in accordance with the Company’s charter, as amended. The Company’s NAV is, in accordance with the Company’s charter, allocated (i) first, to the liquidation preference on each of the K-I Shares, K Shares and K-T Shares equal to $10.00, plus all accumulated, accrued, and unpaid distributions on the K-I Shares, K Shares and K-T Shares, respectively, (ii) second, to the payment of any deferred and unpaid asset management fees, acquisition fees and disposition fees (including interest accrued on all such fees at a non-compounded rate of 6.0% per annum) to the Company’s advisor, (iii) third, to the liquidation preference on the A Shares equal to $10.00, plus all accumulated, accrued and unpaid distributions on the A Shares, and (iv) fourth, following the distribution and payment in full of all of the preceding obligations, (a) 50.0% of the remaining NAV is allocated to the holders of the K-I Shares, K Shares and K-T Shares (pro rata based on the number of K-I Shares, K Shares, and K-T Shares outstanding), (b) 12.5% of the remaining NAV is allocated to the holders of B Shares, and (c) 37.5% of remaining NAV is allocated to the holders of A Shares.

Methodology and Key Assumptions

In determining the Estimated Per Share NAVs, the Board considered the recommendation of the Committee, the Reports provided by Stanger and information provided by the Advisor and the Company, including the Company’s current views on the ongoing impact that inflation, prevailing interest rates and movements in capitalization rates may have on its assets. The Company’s goal in calculating the Estimated Per Share NAVs is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. The Estimated Per Share NAVs are not audited and do not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor do they represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated asset values may not represent current market value or book value. The estimated value of the Appraised Properties does not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The value of the Company’s shares of common stock will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and financial markets, including future developments related to the magnitude and duration of inflation, prevailing interest rates and movements in capitalization rates that may impact the Company’s assets which is uncertain at this time. The Estimated Per Share NAVs do not reflect a discount for the fact that the Company is externally managed, nor do they reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The Estimated Per Share NAVs also do not take into account estimated disposition costs and fees for real estate properties that are not held for sale.

Independent Valuation Firm

Stanger was selected by the Committee to appraise and provide a value on the five Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Reports were reviewed, approved, and signed by an individual with the professional designation of Member of the Appraisal Institute licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.

Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Stanger relied in part on property-level information provided by the Advisor, including historical and projected operating revenues and expenses and information regarding recent or planned capital expenditures.

In conducting its investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, the Board, and/or the Advisor. Stanger relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond Stanger’s control and the Company’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Appraisal Reports, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. The Appraisal Reports contain other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Stanger’s analyses.

Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public security offerings, private placements, business combinations, and similar transactions. The Company does not believe that there are any material conflicts of interest between Stanger, on the one hand, and the Company, the Advisor, and their affiliates, on the other hand. The Company engaged Stanger, with approval from the Committee, to deliver its Reports to assist in the NAV calculation and Stanger received compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger was engaged by the Company in connection with the March 31, 2025 and the March 31, 2024 estimated per share NAVs for which Stanger was paid usual and customary fees. Stanger may from time to time in the future perform other services for the Company, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Appraisal Reports.

Although Stanger considered any comments received from the Company or the Advisor relating to their Reports, the final appraised values of the Appraised Properties were determined by Stanger. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an estimated per share NAV of the Company’s common and capital stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated per share NAV of the Company’s common and capital stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common and capital stock.

The opinions of value expressed in the appraisals prepared by Stanger are based on estimates and forecasts that are prospective in nature. Due to inflation, prevailing interest rates and movements in capitalization rates, developments related to tariffs and trade policies and the resulting impacts on market volatility and global trade, the conflict between Russia and Ukraine, the conflict in Iran and/or the broader conflict and escalating tensions in the Middle East, among other factors, there is risk and uncertainty in the financial markets. Although Stanger is of the opinion that its findings are reasonable based on available evidence, Stanger is not responsible for the effects of future occurrences that cannot be reasonably foreseen or accurately determined at this time. Inflation is expected to continue to disrupt financial markets, which may have an impact on the assumptions in the Reports and could negatively impact values, including assumed discount rates, capitalization rates and interest rates. The extent of this impact is unknown at this time.

The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.

Real Estate Valuation

As described above, the Company engaged Stanger to provide an appraisal of the Appraised Properties consisting of five properties in the Company’s portfolio as of March 31, 2026. In preparing the Appraisal Report, Stanger, among other things:

•	interviewed the Company’s officers or the Advisor’s personnel to obtain information relating to the physical condition of each Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such leased properties;

•	reviewed historical operating statements, revenue per available room, average daily rate, occupancy for the subject properties and competing properties, current tax information and a review of tax comparable properties, where appropriate; and

•	reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the Appraised Properties, including a search of real estate data sources and publications concerning real estate buyer’s criteria, discussions with sources deemed appropriate, and a review of transaction data for properties similar to the Appraised Properties.

Stanger employed the Income Approach and Sales Comparison Approach, each described below, to estimate the value of the Appraised Properties. The Income Approach is based on the assumption that the value of a property is dependent upon the property’s ability to produce income. In the Income Approach, a direct capitalization analysis and / or a discounted cash flow (“DCF”) analysis was used to determine the value of the fee simple or leased fee estate, as applicable, in the Appraised Properties. The indicated value by the Income Approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property and the proceeds from the ultimate sale of the property.

The Sales Comparison Approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject property. The appraiser analyzed such comparable sale data as was available to develop a market value conclusion for the subject property.

Stanger prepared the Appraisal Reports, which summarize key inputs and assumptions, providing a value for each of the Appraised Properties using financial information provided by the Company and the Advisor. From such review, Stanger selected the appropriate direct capitalization rate in its direct capitalization analysis, terminal capitalization rate and discount rate in its DCF analysis and the appropriate price per room in its sales comparison analysis.

As of March 31, 2026, the Company owned an interest in five real estate assets. The total aggregate purchase price of these properties was approximately $89.6 million. In addition, through the Valuation Date, the Company had invested $9.2 million in capital improvements on these real estate assets since inception. As of the Valuation Date, the total value of the Appraised Properties at the Company’s respective ownership interest was approximately $109.3 million. This represents an approximately 10.65% increase in the total value of the real estate assets over the aggregate purchase price and aggregate improvements. The following summarizes the key assumptions that were used in the discounted cash flow analysis to arrive at the appraised value of the Appraised Properties:

	Range		Weighted Average
Direct Capitalization Rate	8.25%	8.50%	8.32%
Terminal Capitalization Rate	8.75%	9.25%	8.98%
Discount Rate	10.25%	10.75%	10.44%
Income and Expense Growth	3.00%		3.00%

While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would impact the calculation of the appraised value of the Appraised Properties. The table below illustrates the impact on the appraised values, before noncontrolling interest adjustments, if the terminal capitalization rates and discount rates were adjusted by 25 basis points or 5.0%, assuming the value conclusion for each Appraised Property is based on the method being sensitized and all other factors remain unchanged:

	Estimated Impact to Appraised Values Due to:
	Increase	Decrease	Increase	Decrease
	25 Basis Points	25 Basis Points	5.0%	5.0%
Direct Capitalization Rate	$(3,790,000)	$4,020,000	$(6,170,000)	$6,840,000
Terminal Capitalization Rate	$(1,540,000)	$1,630,000	$(2,710,000)	$2,980,000
Discount Rate	$(2,060,000)	$2,080,000	$(4,220,000)	$4,410,000

Loan Valuation

Values for the Company’s consolidated secured notes payable (the “Secured Notes Payable”) were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for notes payable with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates ranged from 3.99% to 6.40% for the Secured Notes Payable.

As of March 31, 2026, Stanger’s estimated fair value of the Company’s Secured Notes Payable was $67,175,984 million, before noncontrolling interest adjustments. The weighted-average discount rate applied to the future estimated debt payments of the Secured Notes Payable was approximately 6.00%.

While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would impact the calculation of the estimated value of the Company’s Secured Notes Payable. The table below illustrates the impact on the estimated value of the Secured Notes Payable, before noncontrolling interest adjustments, if the market interest rate of the Secured Notes Payable were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

Estimated Impact to Fair Market Value of the Company’s Secured Notes due to:
Decrease	Increase	Decrease	Increase
25 Basis Points	25 Basis Points	5.0%	5.0%
$(302,009)	$398,097	$(395,916)	$497,555

Cash, Other Assets, Other Liabilities and Credit Facility

The fair value of the Company’s cash, other assets and other liabilities were estimated by the Advisor to approximate carrying value as of the Valuation Date.

The carrying value of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as intangible assets and liabilities and deferred financing costs, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.

Different parties using different assumptions and estimates could derive different estimated per share NAVs, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.

Common Share Preferred Return

The Estimated Per Share NAV was calculated inclusive of the K Share Hurdle to each share class, net of any distributions made, from inception of the Company through the Valuation Date.

The Board’s Determination of the Estimated Per Share NAVs

Based upon a review of the Reports provided by Stanger, upon the recommendation of the Committee, the Board estimated the per share NAV for (i) the K-I Shares to be $10.17; (ii) the K Shares to be $10.17; (iii) the A Shares to be $5.91; and (iv) the B Shares to be $0.00.

Limitations of Estimated Per Share NAVs

The various factors considered by the Board in determining the Estimated Per Share NAVs were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, the Company is providing the Estimated Per Share NAVs to assist broker-dealers that participated in the Company’s public offering in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated per share NAVs. The Estimated Per Share NAVs are not audited and do not represent the fair value of the Company’s assets or liabilities according to GAAP.

Accordingly, with respect to the Estimated Per Share NAVs, the Company can give no assurance that:

•	a stockholder would be able to resell his or her K-I Shares, K Shares and K-T Shares at the K Share Estimated Per Share NAVs;

•	a stockholder would ultimately realize distributions per share equal to the Company’s Estimated Per Share NAVs upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s K-I Shares, K Shares and K-T Shares would trade at the K Share Estimated Per Share NAVs on a national securities exchange;

•	a different independent third-party appraiser or other third-party valuation firm would agree with the Company’s Estimated Per Share NAVs; or

•	the Estimated Per Share NAVs, or the methodology used to estimate the Company’s Estimated Per Share NAVs, will be found by any regulatory authority to comply with Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, or other regulatory requirements.

Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in the Company’s share repurchase program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Company.

The Estimated Per Share NAVs are based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2026.

Further, the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Estimated Per Share NAVs do not reflect a discount for the fact that the Company is externally managed, nor do they reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Estimated Per Share NAVs also do not take into account estimated disposition costs and fees for real estate properties that are not held for sale. The Company currently expects to utilize an independent valuation firm to update the Estimated Per Share NAVs as of March 31, 2027, in accordance with the IPA Valuation Guideline, but is not required to update the Estimated Per Share NAVs more frequently than annually.

Revised Purchase Prices under the Distribution Reinvestment Plan

The Board determined that commencing on the date of the next monthly Distribution Reinvestment Plan (“DRIP”) offering, the DRIP offering price per share of the K Shares will be $9.66 per K Share and the DRIP offering price per share of the K-I Shares will be $9.66 per K-I Share. As provided under the DRIP, a participant may terminate or modify his or her participation in the DRIP at any time without penalty by delivering a written notice to the Company.

Any Estimated Per Share NAV approved by the Board in the future may be higher or lower than the most recently disclosed Estimated Per Share NAV for each of the K Shares and K-I Shares, which may cause the purchase prices under the DRIP to increase or decrease accordingly. The prices under the DRIP are not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amounts if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amounts upon the liquidation or sale of the Company; (iii) shares of the Company’s common stock would trade at such per share amounts on a national securities exchange; or (iv) a third party would offer such per share amounts in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock.

Revised Repurchase Prices under the Share Repurchase Program

The Company’s amended and restated share repurchase program (the “Share Repurchase Program”) provides that the price for shares repurchased under the Share Repurchase Program will be a percentage of the most recent Estimated Per Share NAVs of each share class, as adjusted based on a stockholder’s relevant holding period (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like); provided, however, that repurchases for death and qualifying disabilities of stockholders are repurchased at a repurchase price equal to 100% of the applicable Estimated Per Share NAV of each share class. The Board’s determination of the estimated values of each of the K Shares and K-I Shares shall serve as the most recent estimated value for K Shares and K-I Shares for purposes of the Share Repurchase Program, effective June 11, 2026.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the Estimated Per Share NAVs of the Company’s common and capital stock; any changes to the Company’s distribution policy; the Company’s expectations regarding its future operations and long-term financial prospects, inflationary pressures and interest rate increases. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated by the Company’s subsequent Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s Estimated Per Share NAVs.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of the Company
99.2	Consent of Robert A. Stanger & Co., Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCACCIANTI HOTEL REIT, INC.

Dated: June 12, 2026	By:	/s/ Gregory Vickowski
Gregory Vickowski
Chief Financial Officer